UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2025

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 553-5700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2025, EQT Corporation (“EQT”) obtained the consent of each of the lenders (the “Lenders”) party to its Revolving Credit Agreement (as defined below) to extend the stated maturity date of the commitments and loans thereunder (the “Stated Maturity Date”) from July 23, 2029 to July 23, 2030, effective as of July 23, 2025. The terms of the Revolving Credit Agreement otherwise remain unchanged.

Pursuant to the Fourth Amended and Restated Credit Agreement, dated as of July 22, 2024 (the “Revolving Credit Agreement”), among EQT, PNC Bank, National Association, as administrative agent, swing line lender and letter of credit issuer, and the other Lenders, EQT may request two one-year extensions of the Stated Maturity Date, subject to the satisfaction of certain conditions. The extension referred to above is the first such extension.

The Lenders are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Lenders and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for EQT or its affiliates, for which they received or will receive customary fees and expenses. In addition, in the ordinary course of their various business activities, the Lenders and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities or instruments of EQT or its affiliates. The Lenders and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

On July 1, 2025, EQT issued 25,229,166 shares of its common stock to the Sellers (as defined below) as partial consideration for the previously announced Olympus Energy Acquisition (as defined below) in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, set forth in Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

Pursuant to the Purchase and Sale Agreement, dated April 22, 2025, by and among EQT, EQT Artemis Production LLC, a Delaware limited liability company and a wholly owned subsidiary of EQT (the “Buyer” and, together with EQT, the “EQT Parties”), Olympus Energy LLC, a Delaware limited liability company (“Olympus”), Hyperion Midstream LLC, a Delaware limited liability company (“Hyperion”), and Bow & Arrow Land Company LLC, a Delaware limited liability company (“Bow and Arrow” and, together with Olympus and Hyperion, the “Sellers”), on July 1, 2025, the EQT Parties acquired the Sellers’ right, title and interest in certain oil and gas properties and related upstream and midstream assets (the “Olympus Energy Acquisition”) in exchange for 25,229,166 shares of EQT common stock and approximately $440 million in cash, subject to customary post-closing adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: July 1, 2025	By:	/s/ William E. Jordan
	Name:	William E. Jordan
	Title:	Chief Legal and Policy Officer